Filed pursuant to Rule 433

Registration No. 333-121363

Relating to prospectus supplement dated March 24, 2006

Final Term Sheet

CAD 300,000,000 4.70% Global Notes due 2037

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	CAD 300,000,000

Denomination:	CAD 1,000

Maturity:	June 2, 2037

Redemption Amount:	100%

Interest Rate:	4.70% per annum, payable in two equal, semi-annual installments in arrears

Date of Pricing:	March 22, 2006

Closing Date:	March 29, 2006

Interest Payment Dates:	June 2 and December 2 in each year

First Interest Payment Date:	June 2, 2006

Currency of payments:	USD unless holder elects CAD

Price to Public/Issue Price:	99.60%

Underwriting Commissions:	0.45%

Proceeds to KfW:	99.15%

Format:	SEC registered global notes

Listing:	Luxembourg Stock Exchange (regulated market)

Business Day:	For payments in USD: New York and Toronto For payments in CAD: Toronto

Business Day Convention:	Following, unadjusted

Day Count Fraction:	Actual/Actual Canadian Compound Method

Governing Law /Jurisdiction:	German Law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	CDS, DTC, CBL, Euroclear

Selling Restrictions:	USA, European Economic Area, UK, Germany, Japan, Canada, Hong Kong

CUSIP:	500769 BQ 6

ISIN:	US500769BQ66

Common Code:	024929124

WKN:	A0JFFJ

Rating of the Issuer:	AAA by Standard & Poor’s Rating Services, Aaa by Moody’s Investor Services Limited and AAA by Fitch Ratings Limited.[1]

Lead Manager:	The Toronto-Dominion Bank

Co-lead Managers:	Canadian Imperial Bank of Commerce, London Branch

Merrill Lynch International

Royal Bank of Canada Europe Limited

Stabilization Manager:	The Toronto-Dominion Bank

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. (KfW’s base prospectus relating to the notes is available through the following link:

http://www.sec.gov/Archives/edgar/data/821533/000115697306000021/f01146b5e424b5.htm#301). Alternatively, any manager participating in the offering will arrange to send you the prospectus, which you may request by calling toll-free 1-800-263-5292.

[1]	A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.